Exhibit 14.01
                                   Exhibit 14
                     (Pursuant to Item 406 of Regulation SB)


                                  Merilus, Inc.

                                 Code of Ethics

This Code of Ethics is established for the principal executive officer and principal financial officer (collectively, Officer) during the period that the Merilus, Inc. (Company) is in its development stage and is not engaged in any operating business. Its purpose is to establish guidelines for the honest and ethical conduct of its Officer, including the ethical handling of conflicts of interest and the accurate and timely filing of reports.

1- The Officer shall cause the Company to comply with all corporate laws, rules and regulations established by the state of its incorporation and any other state in which it may commence the conduct of business operations. The Officer shall seek the advice and counsel of legal advisors as may be necessary to accomplish this objective.

2- The Officer shall cause the Company to comply with all securities laws, rules and regulations established by the Securities and Exchange Commission and any state as may be applicable. The Officer shall seek the advice and counsel of securities attorneys as may be necessary to accomplish this objective.

3- The Officer shall on its own behalf comply with all corporate and securities laws, rules and regulations as established by law and administered by state and federal regulatory agencies. With respect to any matters that allow indemnification by the Company pursuant to its corporate charter and bylaws, the Officer shall seek such indemnification and pursue legal advice regarding all such matters.

4- The Officer shall pursue a business opportunity for the Company or shall seek to enlist the services of such other individuals or entities as the Officer shall deem appropriate in order for the Company to find a business opportunity.

5-   Compliance with the aforementioned directive shall require that the
     Officer:

     a. Keep accurate and complete records of all financial transactions and other transactions that impact the Company.

     b. Information that could reasonably influence the price of the Company's securities be kept strictly confidential or in the alternative be disseminated publicly and not selectively.

     c. File accurate and complete information with regulatory agencies in a timely manner.

     d. Avoid such situations where the best interest of the Company and the best interest of the Officer are in conflict.

     e. In seeking a business opportunity for the Company or in seeking individuals or entities to assist in this search, the Officer shall consider the best interest of the Company's shareholders.

     f. Disclosures regarding the risks inherent in seeking a business opportunity shall be clearly conveyed to the Company's shareholders.

     g. Disclose to shareholders any conflicts of interest that may arise between the Officer and the Company, including the Officer's failure to comply with this Code of Ethics.